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                                                                    EXHIBIT 99.2



PRESS RELEASE

--------------------------------------------------------------------------------

                     [SMITH INTERNATIONAL, INC. LETTERHEAD]

FOR RELEASE
MONDAY, DECEMBER 18, 2000

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                     M-I ACQUIRES SWECO DIVISION OF EMERSON

         HOUSTON, Texas (December 18, 2000)... M-I today announced the acquisition of Emerson's Sweco Division, which manufactures, markets and services specialty separation equipment. Sweco's patented screen and separation technology is used in the manufacture of products for oilfield applications and a broad range of industrial markets. Sweco, which reported fiscal 2000 revenues of approximately $55 million, will operate as part of M-I's SWACO business unit.

         Larry Barker, Senior Vice President of SWACO, said the acquisition will enable M-I to broaden the products it provides to the oilfield industry and expand its customer base. Barker stated that, "While the acquisition will enhance M-I's leadership position in supplying separation technology to our oilfield customers, we will continue to provide Sweco's customers with the quality products and services they have come to expect. On a going forward basis, we will continue to market industrial products and services under the Sweco name."

         Jean-Paul L. Montupet, Emerson Executive Vice President, said, "M-I's strategy will provide an attractive growth opportunity for Sweco that did not exist within Emerson. This transaction continues our repositioning activity, as Emerson focuses on markets where we can leverage company-wide technology, product and service capabilities to increase underlying sales growth."


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         M-I, a leading supplier of drilling and completion fluid systems and services, solids control equipment and waste management services to the worldwide oilfield industry, is owned 60 percent by Smith International, Inc. (NYSE: SII) and 40 percent by Schlumberger Limited (NYSE: SLB).

         St. Louis-based Emerson (NYSE: EMR) is a global leader in bringing technology and engineering together to provide innovative solutions to customers in electronics and telecommunications; process control; industrial automation; heating, ventilating and air conditioning; and appliance and tools. Sales in fiscal 2000 were $15.5 billion.